EXHIBIT 5.1

SOMMER & SCHNEIDER LLP
595 STEWART AVENUE, SUITE 710
GARDEN CITY, NEW YORK 11530
——————

Herbert H. Sommer Joel C. Schneider	Telephone (516) 228-8181 Facsimile (516) 908-4000

March 11, 2009

Arkados Group, Inc.
220 Old New Brunswick Road, 2nd Floor
Piscataway, NJ  08854

RE:           Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Arkados Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 proposed to be filed with the Securities and Exchange Commission on or about March 10, 2009 (the “Registration Statement”).

The Registration Statement covers the registration of 22,500,000 shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) which are issuable by the Company upon exercise of options and other awards for the purchase of common stock granted or to be granted under the Company’s 2004 Stock Option And Restricted Stock Plan, as amended (the “Plan”).

We have reviewed the corporate proceedings of the Company with respect to the authorization of the Plan. We have reviewed copies of the Plan as currently in effect. We have also examined and relied upon such agreements, instruments, corporate records, certificates, and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

We further assume, without investigation, that all Shares issued pursuant to the Plan will be issued in accordance with the terms of the Plan and that the purchase price of each of the Shares will be at least equal to the par value of such Shares.

This opinion is limited solely to the Delaware General Corporation Law as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered upon the exercise of options or awards granted pursuant to and in accordance with the Plans and against the payment of any purchase price therefor, as specified in such Plans or documents governing such awards, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, however, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours, /s/ Sommer & Schneider LLP Sommer & Schneider LLP